As filed with the Securities and Exchange Commission on April 24, 2026
Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________________________
KFORCE INC.
(Exact name of registrant as specified in its charter)
_______________________________________

FLORIDA	59-3264661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 ASSEMBLY DRIVE SUITE 500, TAMPA, FLORIDA	33607
(Address of Principal Executive Offices)	(Zip Code)

KFORCE INC. 2026 STOCK INCENTIVE PLAN
(Full title of the plan)
_______________________________________
JEFFREY B. HACKMAN
Chief Financial Officer and Assistant Corporate Secretary
KFORCE INC.
1150 Assembly Drive Suite 500, Tampa, Florida 33607
(Name and address of agent for service)
(813) 552-5000
(Telephone number, including area code, of agent for service)
_______________________________________
Copies of all communications to:
JENNIFER L. SMAYDA, ESQ.
General Counsel
KFORCE INC.
1150 Assembly Drive Suite 500,
Tampa, Florida 33607
(813) 552-5000
and
MICHAEL M. MILLS, ESQ.
HOLLAND & KNIGHT LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
(813) 227-8500
_______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026 including portions of our Definitive Proxy Statement for the 2026 Annual Meeting of Shareholders to the extent specifically incorporated by reference into the Form 10-K;
•The Registrant's Current Reports on Form 8-K filed with the SEC on March 17, 2026 (the Current Report on Form 8-K filed to disclose the information under Item 8.01).
•All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year ended December 31, 2025;
•The description of our Common Stock contained in our registration statement on Form S-3 filed with the SEC on April 27, 2012, as modified by the description of our Common Stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 21, 2025 and any future amendment or report filed for the purpose of updating such description; and
•All documents filed by Kforce (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ITEM 4.	DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant is a Florida corporation. Section 607.0851(1) of the Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a corporation may indemnify an individual who is a party to a proceeding because the individual is or was a director or officer of the corporation against liability incurred in the proceeding if the director or officer acted in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0851(4) of the FBCA provides that, in general, a corporation may not indemnify a director or an officer in connection with a proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, unless ordered to provide indemnification or advance expenses to such director or officer by a court, pursuant to Section 607.0854(1)(c) of the FBCA, if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or to advance expenses to the director or officer. If the director or officer was adjudged liable, pursuant to Section 607.0854(1)(c) of the FBCA, indemnification shall be limited to expenses incurred in connection with the proceeding. Section 607.0853(1) of the FBCA also permits the corporation, before final disposition of a proceeding, to advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if the director or officer is not entitled to mandatory indemnification under Section 607.0852 of the FBCA and it is ultimately determined under Section 607.0854 or Section 607.0855 of the FBCA that the director or officer has not met the relevant standard of conduct described in Section 607.0851 of the FBCA or the director or officer is not entitled to indemnification under Section 607.0859 of the FBCA. Section 607.0858(1) of the FBCA provides that the indemnification provided pursuant to Sections 607.0851 and 607.0852 of the FBCA and the advancement of expenses provided pursuant to Section 607.0853 of the FBCA are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. To the extent that any officers or directors are wholly successful, on the merits or otherwise, in the defense of any of the proceedings described above, Section 607.0852 of the FBCA provides that the corporation is required to indemnify such officers or directors against expenses incurred in connection therewith. However, Section 607.0859(1) of the FBCA further provides that, unless ordered by a court under Section 607.0854(1) of the FBCA, a corporation may not indemnify a director or officer under Section 607.0851 or Section 607.0858 of the FBCA or advance expenses to a director or officer under Section 607.0853 or Section 607.0858 if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (iv) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation.
Section 607.0857 of the FBCA also provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the FBCA.
Article V of our bylaws provides that we shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent, and advance his or her related expenses, to the fullest extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

We have entered into separate employment agreements with certain of our officers. Certain of these agreements require us to, among other things, indemnify our “officers” (for the purposes of this paragraph, “officers” is defined in Rule 405 under the Securities Act of 1933) against certain liabilities that may arise by reason of their status or service as officers (other than liabilities arising from an officer’s violation of the Exchange Act, the officer’s violation of criminal law, a transaction from which an officer receives an improper personal benefit, an officer’s violation of Section 607.0834 of the FBCA, or an officer’s willful misconduct or a conscious disregard for our best interests). Furthermore, we have no indemnification obligation to an officer under his or her employment agreements for any loss suffered if the officer voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to any matter without our approval. An officer’s failure to timely notify us of a claim or action will relieve us from any indemnification obligation under the officer’s employment agreement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8.	EXHIBITS.
The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

ITEM 9.	UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 24, 2026.

KFORCE INC.

Date: April 24, 2026	By:	/s/ JOSEPH J. LIBERATORE
Joseph J. Liberatore President and Chief Executive Officer, Director
POWER OF ATTORNEY
KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Liberatore and Jeffrey B. Hackman, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: April 24, 2026	By:	/s/ JOSEPH J. LIBERATORE
Joseph J. Liberatore President and Chief Executive Officer, Director (Principal Executive Officer)
Date: April 24, 2026	By:	/s/ JEFFREY B. HACKMAN
Jeffrey B. Hackman Chief Financial Officer (Principal Financial and Accounting Officer)
Date: April 24, 2026	By:	/s/ DAVID L. DUNKEL
David L. Dunkel Chairman of the Board, Director
Date: April 24, 2026	By:	/s/ DERRICK D. BROOKS
Derrick D. Brooks Director
Date: April 24, 2026	By:	/s/ CATHERINE H. CLOUDMAN
Catherine H. Cloudman Director

Date: April 24, 2026	By:	/s/ ANN E. DUNWOODY
Ann E. Dunwoody Director
Date: April 24, 2026	By:	/s/ MARK F. FURLONG
Mark F. Furlong Director
Date: April 24, 2026	By:	/s/ RANDALL A. MEHL
Randall A. Mehl Director
Date: April 24, 2026	By:	/s/ ELAINE D. ROSEN
Elaine D. Rosen Director
Date: April 24, 2026	By:	/s/ N. JOHN SIMMONS
N. John Simmons Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney (contained on the signature page)
99.1	Kforce Inc. 2026 Stock Incentive Plan
107	Calculation of Filing Fee Table